EXHIBIT 23.2


           CONSENT OF HILL, BARTH & KING, INC., INDEPENDENT AUDITORS


We consent to the reference to our firm under tha caption "Experts" in the Registration Statement on the Pre-Effective Amendment No. 1 to Form SB-2 and related Prospectus of Marine Bankshares, Inc., formerly known as Coastal Bank Corporation, for the registration of 1,150,000 shares of its common stock and to the incorporation therein of our report dated November 3, 1998 relating to the financial statements of Marine Bancshares, Inc. as of September 30, 1998 and for the period from January 23, 1997 (date of inception) to September 30, 1998.



                                                HILL, BARTH & KING, INC.
                                                Certified Public Accountants


Naples, Florida
November 3, 1998